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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                   FINAL TERMS NO. 1737 DATED 09 OCTOBER 2007


                         QUEENSLAND TREASURY CORPORATION


                     ISSUE OF $1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
CURRENTLY TOTALING A$ 1,081,895,000.00 (A$ 1,081,895,000.00 INCLUDING BUY BACKS)


                           PART A - CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.


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1.     Issuer:                            Queensland Treasury Corporation
   (i)
  (ii) Guarantor:                         The Treasurer on behalf of the Government of Queensland

2.     Benchmark line:                    2017
                                          (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 September,
                                          2017 , ISIN US748305BG31)

3.     Specific Currency or               AUD ("A$")
       Currencies:

4. (i) Issue price:                       95.893%

  (ii) Dealers' fees and commissions      No fee or commission is payable in respect of the issue of the bond(s)
       paid by Issuer:                    described in these final terms (which will constitute a "pricing supplement" for
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                                          purposes of any offers or sales in the United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group Operational Guidelines.

5.       Specified Denominations:         A$1,000

6. (i)   Issue Date:                      10 October 2007

   (ii)  Record Date (date on and from    6 March/6 September. Security will be ex-interest on and from 7 March/7 September which security is Ex-interest):


   (iii) Interest Payment Dates:          14 March/14 September

7.       Maturity Date:                   14 September 2017

8.       Interest Basis:                  6 per cent Fixed Rate

9.       Redemption/Payment Basis:        Redemption at par

10.      Change of Interest Basis or      Not Applicable
         Redemption/Payment Basis:

11. (i)  Status of the Bonds:             Senior and rank pari passu with other senior, unsecured debt obligations of QTC

   (ii)  Status of the Guarantee:         Senior and ranks pari passu with all its other unsecured obligations

12.      Method of distribution:          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions Applicable


    (i)  Rate(s) of Interest:             6 percent per annum payable semi-annually in arrears


    (ii) Interest Payment Date(s):        14 March and 14 September in each year up to and including the Maturity Date


   (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount

    (iv) Determination Date(s):           Not Applicable

    (v)  Other terms relating to          None
         the method of calculating
         interest for Fixed Rate Bonds:

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                        PROVISIONS RELATING TO REDEMPTION

14.     Final Redemption Amount:          A$1,000 per bond of A$1,000 Specified Denomination (N.B. If the Final Redemption Amount is
                                          different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus
                                          Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.     Early Redemption Amount(s)        Not Applicable
        payable on redemption for
        taxation reasons or on
        event of default and/or
        the method of calculating
        the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS


16.     Form of Bonds:                    Permanent Global Note not exchangeable for Definitive Bonds

17.     Additional Financial              Not Applicable
        Centre(s) or other special
        provisions relating to
        Payment Dates:

18.     Talons for future Coupons or      No
        Receipts to be attached to
        Definitive Bonds (and dates on
        which such Talons mature):

19.     Other terms or special            Not Applicable
        conditions:


                                  DISTRIBUTION



20. (i) If syndicated, names and          Not Applicable
        addresses of Managers and
        underwriting commitments:

   (ii) Date of Dealer Agreement:         09 October 2007

  (iii) Stabilizing Manager(s) (if        Not Applicable
        any):
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21.     If non-syndicated, name and       The Toronto-Dominion Bank
        address of relevant Dealer:       Level 24
                                          9 Castlereagh St
                                          Sydney NSW 2000

        Whether TEFRA D or TEFRA C        TEFRA Not Applicable
        rules applicable or
        TEFRA rules not applicable:

23.     Additional selling                Not Applicable
        restrictions:
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LISTING APPLICATION

      These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   -----------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.      LISTING AND ADMISSION TO
        TRADING

    (i) Listing:                          Bourse de Luxembourg.

    (ii)Admission to trading:             Application has been made for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.      RATINGS

        Ratings:                          The bonds to be issued have been rated:

                                          S&P:     AAA
                                          Moody's: Aaa

                                          An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard &
                                          Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.
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                                          Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                          A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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3.      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.      REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES


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(i)     Reasons for the Offer:            See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)    Estimated net proceeds:           Not Applicable.

(iii)   Estimated total expenses:         Not Applicable.

5.      YIELD

        Indication of yield:              6.63%

                                          Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date. The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.


6.      OPERATIONAL INFORMATION

(i)     ISIN Code:                        US748305BG31

(ii)    Common Code:                      027594204

(iii)   CUSIP Code:                       748305BG3

(iv)    Any clearing system(s) other      Not Applicable
        than Depositary Trust Company,
        Euroclear Bank S.A./N.V. and
        Clearstream Banking, societe
        anonyme and the relevant
        identification number(s):

(v)     Delivery:                         Delivery free of payment

(vi)    Names and addresses of            Not Applicable
        additional Paying  Agent(s)
        (if any):
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